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                                                                     EXHIBIT 4.1


                                BROOKE GROUP LTD.
                       100 S.E. SECOND STREET, 32ND FLOOR
                              MIAMI, FLORIDA 33131



                                December 10, 1999



Mr. Robert J. Eide
c/o Aegis Capital Corp.
70 East Sunrise Highway
Valley Stream, NY  11581

                     RE: NON-EMPLOYEE DIRECTOR STOCK OPTION

Dear Mr. Eide:

         We are pleased to inform you that Brooke Group Ltd. (the "Company") has granted you a nonqualified option (the "Option") to purchase 10,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), at a price of $16.75 per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the "Shares"). The Option has been granted to you in your capacity as a non-employee member of the Board of Directors (the "Board") of the Company, subject to the following terms and conditions:

         1. The Option may be exercised on or prior to the tenth anniversary of the date of grant (at which date the Option will, to the extent not previously exercised, expire), as follows: (a) as to 3,333 of the Shares, on and after January 1, 2001; (b) as to an additional 3,333 of the Shares, on and after January 1, 2002; and (c) as to the final 3,334 of the Shares, on and after January 1, 2003. Each such installment shall be cumulative and your right of purchase thereunder shall continue, unless exercised or terminated as herein provided, through the expiration date of the Option.

         2. Any installment of the Option, from and after the date it becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of the Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months and having a fair market value on the date of exercise equal to the exercise price of the Option being exercised, or a combination of such shares and cash.


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Mr. Robert J. Eide
December 10, 1999
Page 2



         3. Except to the extent provided in Section 4 hereof, in the event your service as a member of the Board is terminated for any reason, the Option shall forthwith terminate, provided that you may exercise any then unexercised installments of the Option then exercisable at any time prior to the earlier of three months after the termination of your service as a member of the Board or the expiration of the Option.

         4. In the event of the occurrence of any Change of Control of the Company (as the term "Change of Control" is defined in Section 5 of the Restricted Share Agreement, dated as of April 28, 1998, between the Company and you), all installments of the Option (to the extent not previously exercised) shall become immediately exercisable at any time prior to the earlier of three months after the termination of your service as a member of the Board or the expiration of the Option.

         5. The Option is not transferable otherwise than by will or by the applicable laws of descent and distribution and may be exercised during your lifetime only by you (or in the event of your disability, by your personal representative or representatives).

         6. In the event of your death, the Option may be exercised by your personal representative or representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent or distribution.

         7. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Common Stock, the aggregate number of shares of Common Stock covered by the Option and the exercise price per share of Common Stock subject to the Option shall be proportionately adjusted by the Company.

         8. You shall not be entitled to receive a cash payment in respect of the Shares underlying any unexercised installments of the Option on any dividend payment date for the Common Stock.

         9. The grant of the Option does not confer on you any right to continue to serve as a member of the Board of the Company or any of its subsidiaries or affiliates for any period of time or at any particular rate of remuneration.

         10. Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon


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Mr. Robert J. Eide
December 10, 1999
Page 3



any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a certificate to such effect.

         11. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (iv) the Company shall place an appropriate "stop transfer" order with its transfer agent with respect to such Shares.

         12. Promptly following the date hereof, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8, Form S-3 or other applicable form to register under the Act the Shares issuable to you upon exercise of the Option and the resale thereof by you.

         13. This letter agreement contains all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this letter agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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Mr. Robert J. Eide
December 10, 1999
Page 4



         Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter in the space provided below.

                                             Very truly yours,

                                             BROOKE GROUP LTD.



                                             By:   /s/ Bennett S. LeBow
                                                 -------------------------------
                                                  Bennett S. LeBow
                                                  Chairman, President
                                                  and Chief Executive Officer







AGREED TO AND ACCEPTED:


  /s/ Robert J. Eide
-----------------------------
        Robert J. Eide



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                                                                       EXHIBIT A


Brooke Group Ltd.
100 S. E. Second Street, 32nd Floor
Miami, Florida  33131

Gentlemen:

         Notice is hereby given of my election to purchase __________ shares of Common Stock, $.10 par value (the "Shares"), of Brooke Group Ltd., at a price of $16.75 per Share, pursuant to the provisions of the stock option granted to me on December 10, 1999. Enclosed in payment for the Shares is:

                  [ ]      my check in the amount of $ ____________________.

                  [ ] ___________________ Shares having a total value of $_____________, such value being based on the closing price(s) of the Shares on the date hereof.

         The following information is supplied for use in issuing an registering the Shares purchased hereby:

         Number of Certificates
           and Denominations
                                    ----------------------------------
         Name
                                    ----------------------------------
         Address
                                    ----------------------------------

                                    ----------------------------------

                                    ----------------------------------

         Social Security
                                    ----------------------------------

Dated:

                                           Very truly yours,




                                           Robert J. Eide